Exhibit 10.3

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made this 11th day of September, 2009, by and between I.D. Systems, Inc., a Delaware corporation (the “Company”) and Kenneth Ehrman (“Executive”).

BACKGROUND:

WHEREAS, Executive is currently employed as President and Chief Operating Officer of the Company; and

WHEREAS, the Board of Directors of the Company (the "Board") has determined it is in the best interests of the Company to enter into this Agreement to, among other things, help retain and motivate Executive in his position with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Certain Definitions:  As used in the Agreement, the following terms shall have the respective meanings set forth below:

(a)           "Affiliate" of the Company means any Person that controls, is controlled by, or is under common control with, the Company.  A Person shall be deemed to be in control of another Person if, and for so long as, it owns or controls more than 50% of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such other Person.

(b)           “Cause” means Executive’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses or solely as a result of vicarious liability) or breach of fiduciary duty which results in personal profit to Executive.  Executive shall be given notice of the termination of Executive's employment for Cause and shall have an opportunity to be heard by the Board with respect thereto and, to the extent that the Board deems the matter curable, shall have a reasonable period of time to cure the matter to the Board's reasonable satisfaction.

(c)           “Change in Control Event” means the occurrence of any of the following events with respect to the Company:

(i) the consummation of any consolidation or merger of the Company in which the holders of the Company's common stock, par value $0.01 per share ("Common Stock") immediately prior to such consolidation or merger own less than fifty percent (50%) of the outstanding common stock of the surviving corporation immediately after the merger; or

(ii)           the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or Affiliate; or

(iii)           any action pursuant to which any person or group (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company (“Voting Securities”) representing more than thirty (30%)percent of the combined voting power of the Company’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities); or

(iv)           the individuals (x) who, as of the effective date of this Agreement, constitute the Board (the “Original Directors”) and (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (z) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

(d)           "Disability" means that Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 120 consecutive days, or for 180 non-consecutive days, during any 12 month period.

(e)           “Good Reason” means (i) a material reduction in Executive’s base salary as in effect from time to time; (ii) a material reduction in Executive's authority, duties or responsibilities; (iii) Executive’s principal office location being moved to a location which is more than 25 miles from the principal office location at which Executive performs services on the date this Agreement is executed or (iv) a material breach by the Company of the agreement under which Executive provides services to the Company; provided, however, that Executive must notify the Company, within 90 days of the occurrence of any of the foregoing conditions, that he considers it to be a "Good Reason" condition, and provide the Company with at least 30 days in which to cure the condition.  In addition, the resignation may not occur later than 6 months after the occurrence of the condition giving rise to the resignation.  If Executive fails to provide such notice and cure period prior to his resignation, or his resignation occurs later than 6 months after the initial occurrence of the condition, his resignation shall not be deemed to be for "Good Reason" and Executive shall be deemed to have waived any right to receive any of the payments or benefits set forth in Section 2 hereof.

(f)           “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(g)           “Release” means a general release agreement in the form annexed hereto as Exhibit A and made a part hereof.

(h)           “Trigger Event” means the occurrence of either: (i) the termination of Executive’s employment by the Company other than a termination for Cause; or (ii) Executive’s resignation for Good Reason within 6 months following a Change in Control Event.  For purposes of clarity, a termination of Executive's employment due to his death or Disability shall not be considered a termination of Executive's employment by the Company other than for Cause, and shall not constitute a Trigger Event.

2.           Trigger Event Payments and Benefits.

Within 45 days after the occurrence of a Trigger Event (or such shorter period as may be required by the Release), Executive shall execute and deliver to the Company the Release.  Upon the sooner of the expiration of any applicable revocation period required for the Release to be effective with respect to age discrimination claims and the date on which it is otherwise permitted to be effective and irrevocable under applicable law (such sooner date the “Release Effective Date”), Executive shall be entitled to:

(a)           cash payments (collectively the "Severance Payment") at the rate of Executive’s annual base salary as in effect immediately prior to the Trigger Event for a period of 12 months (the "Severance Period"), payable as set forth below.  The Severance Payment shall be made as a series of separate payments in accordance with the Company's standard payroll practices (and subject to all applicable tax withholdings and deductions), commencing with the first regular payroll date on or immediately following the 60th day after the date of the Trigger Event.

(b)           if Executive timely elects "COBRA" coverage and provided Executive continues to make contributions for such continuation coverage equal to Executive’s contribution amount in effect immediately preceding the date of Executive’s termination of employment, the Company shall waive the remaining portion of Executive’s healthcare continuation payments under COBRA for the Severance Period.  Notwithstanding the foregoing, in the event that Executive becomes eligible to obtain alternate healthcare coverage from a new employer before the end of the Severance Period, the Company’s obligation to waive the remaining portion of Executive’s healthcare continuation coverage under COBRA shall cease.  Executive understands and affirms that Executive is obligated to inform the Company if Executive becomes eligible to obtain alternate healthcare coverage from a new employer before the end of the Severance Period.

(c)           Executive's previously granted Company stock options and restricted stock ("Retention Shares”) shall (to the extent not already then "vested"), partially "vest" and a portion of the stock options shall be exercisable, in each case on a pro-rated basis, taking into account the number of months elapsed since the date of grant as compared to the scheduled vesting date.  For example, if the total number of months from the grant date until the vesting date is 36 months, and the Trigger Event occurs at the end of the 12th month after the grant date, then effective on the Release Effective Date, the total number of vested options and vested Retention Shares should be equal to 1/3 (i.e., 12/36) of the total number of each granted.  Notwithstanding anything to the contrary contained herein, the terms of the I.D. Systems, Inc. 2007 Equity Compensation Plan (the “Plan”) shall govern acceleration of vesting of stock options and restricted stock in the event of a “Change of Control” as defined in the Plan.

(d)           The “Performance Shares” subject to the Restricted Stock Unit Award Agreement between Executive and the Company dated as of June 29, 2009 shall be awarded in an amount and to the extent of the sum of the “Interim Shares” determined (and defined) in accordance with Exhibit A to that agreement.  For example, if a Trigger Event occurs on May 1, 2010, and the Administrator (as defined in the Plan) has determined that the Stock Price Target of a stock price of $7.50 has been met with respect to the fiscal year ended December 31, 2009, then the number of Performance Shares that shall be awarded upon the Trigger Event (effective on the Release Effective Date) shall be the number equal to 1/3 of the number of Performance Shares listed in the table (contained in the Restricted Stock Unit Award Agreement) corresponding to a stock price of $7.50.

3.           Covenants Agreement.  As a condition to the Company's obligations hereunder, Executive shall execute and deliver to the Company an agreement in the form of Exhibit B annexed hereto and made a part hereof relating to confidentiality, assignment of inventions, non-competition and non-solicitation.  The non-competition and non-solicitation covenants shall apply for a period equal to the Severance Period.

4.           At Will Employment.  Nothing in this Agreement shall alter Executive’s status as an “at-will” employee.

5.           Headings.  Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.

6.           Counterparts.  This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

7.           Binding Agreement; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.           Governing Law; Jurisdiction.  This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.  Any legal action, suit or other proceeding arising out of or in any way connected with this Agreement shall be brought in the courts of the State of New Jersey, or in the United States courts for the District of New Jersey.  With respect to any such proceeding in any such court: (i) each party generally and unconditionally submits itself and its property to the exclusive jurisdiction of such court (and corresponding appellate courts therefrom), and (ii) each party waives, to the fullest extent permitted by law, any objection it has or hereafter may have the venue of such proceeding as well as any claim that it has or may have that such proceeding is in an inconvenient forum.

9.           Amendments.  This Agreement may only be amended or otherwise modified, and the provisions hereof may only be waived, by a writing executed by the parties hereto.

10.         Entire Agreement.  This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters.

11.         Opportunity to Consult Counsel.  Executive hereby acknowledges that he has read and fully understands this Agreement, that he has been advised that Lowenstein Sandler PC is counsel to the Company and not to Executive, and that Executive has been advised to, and has had the opportunity to, consult with counsel and Executive’s personal financial or tax advisor with respect to this Agreement.

12.         No Effect on Other Benefits.  Notwithstanding anything contained herein to the contrary, nothing contained herein shall adversely affect the rights of Executive and his dependents and beneficiaries to any and all benefits to which any of them may be entitled under the benefit plans and arrangements of the Company in accordance with the terms of such benefit plans and arrangements.

13.         Section 409A.

(a)           This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)           Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 2 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.”  For purposes of the foregoing, the Identification Date shall be December 31.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 2 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)           Executive acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

14.         No Mitigation.  Executive shall be under no obligation to seek other employment after Executive's termination of employment with the Company, and the obligations of the Company to Executive which arise pursuant to Section 2 of this Agreement shall not be subject to mitigation or offset.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

I.D. SYSTEMS, INC.

	By:	/s/ Ned Mavrommatis
Name: Ned Mavrommatis
Title: CFO
Date: 9/22/09

WITNESS:	EXECUTIVE:

/s/ Michael Ehrman	/s/ Ken Ehrman
Name: Michael Ehrman	Name: Ken Ehrman
Date: 9/22/09	Date: 9/22/09

EXHIBIT A
FORM OF RELEASE

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the "Agreement") is entered into between _______________ with an address at _____________________________ (the “Employee") and I.D. Systems, Inc. ("ID Systems"), together with its parent, divisions, affiliates, and subsidiaries and their respective officers, directors, employees, shareholders, members, partners, plan administrators, attorneys, and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing with an address at One University Plaza, 6th Floor, Hackensack, New Jersey  07601 (the “Released Parties”).

1.           Separation of Employment.  Employee acknowledges and understands that Employee’s last day of employment with ID Systems was _______________ (the “Separation Date”).  Employee acknowledges and agrees that, except as otherwise provided in this Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment.  Employee understands that, except as otherwise provided in this Agreement, Employee is entitled to nothing further from any of the Released Parties, including reinstatement by ID Systems.

2.           Employee General Release of Released Parties.  In consideration of the payments and benefits set forth in Section 4 below, Employee hereby unconditionally and irrevocably releases, waives, discharges, and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Agreement to ID Systems.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, and the New Jersey Conscientious Employee Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.   This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement.  Employee specifically releases any and all Claims arising out of Employee’s employment with ID Systems or separation therefrom.  Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may having arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to ID Systems.

3.           Representations; Covenant Not to Sue.  Employee hereby represents and warrants to the Released Parties that Employee has not: (A) filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing; (B) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement; or (C) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 11 below, Employee covenants and agrees that he shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by herself or any third party of a proceeding or Claim against any of the Released Parties.

4.           Payment.  As good consideration for Employee’s execution, delivery, and non-revocation of this Agreement, ID Systems shall provide Employee with the payments and benefits set forth in Section 2 of the Severance Agreement between Employee and ID Systems dated as of June 29, 2009, payable as set forth therein.  Employee acknowledges that Employee is not otherwise entitled to receive the payments and benefits described in this Section 4 and acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties.  Employee agrees that Employee will not seek anything further from any of the Released Parties.

5.           Who is Bound.  ID Systems and Employee are bound by this Agreement.  Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound, and anyone who succeeds to ID Systems’s rights and responsibilities, such as its successors and assigns, is also bound.

6.           Cooperation.    Employee agrees that, within five business days of the Separation Date, he shall provide ID Systems (attention: _________) with a written comprehensive summary of all outstanding work activities, current and prospective customer contact information, and otherwise reasonably cooperate as necessary to effect a transition of his responsibilities.  Employee also agrees that he will cease from communicating with any current ID Systems employees (with the exception of __________________) regarding ID Systems personnel or other business-related matters.  Employee agrees to reasonably cooperate in any ID Systems investigations and/or litigation regarding events that occurred during Employee’s tenure with ID Systems.  ID Systems will compensate Employee for reasonable expenses Employee incurs in extending such cooperation regarding investigations and/or litigation, so long as Employee provides advance written notice of Employee’s request for compensation.

7.           Non Disparagement and Confidentiality.  Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties.  Provided inquiries are directed to ID Systems’ Department of Human Resources, ID Systems shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee.  Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, finances or operations of ID Systems or its customers; provided, however, that Employee’s obligations under this Section 7 shall not apply to information generally known in ID Systems’ industry through no fault of Employee or the disclosure of which is required by law after reasonable notice has been provided to ID Systems sufficient to enable ID Systems to contest the disclosure.  Confidential information shall include, without limitation, trade secrets, customer lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, ID Systems or its affiliates.  Employee also agrees that the amounts paid to Employee and all of the other terms of this Agreement shall be kept confidential, unless ID Systems discloses them in a public filing.  Employee acknowledges that he continues to be bound by the Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement (the “Covenants Agreement”).

8.           Remedies.  If Employee tells anyone the amount paid to Employee or any other term of this Agreement (unless ID Systems has publicly disclosed the terms of this Agreement in a public filing), breaches any other term or condition of this Agreement or the Covenants Agreement, or any representation made by Employee in this Agreement was false when made, it shall constitute a material breach of this Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder, under the Covenants Agreement or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from ID Systems, return the payments paid by ID Systems hereunder, less $500.  Employee agrees that if Employee is required to return the payments, this Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to ID Systems and ID Systems shall have no further payment obligations to Employee hereunder.  Further, in the event of a material breach of this Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Agreement.

9.           ID Systems Property.  Employee represents that he has returned all ID Systems property in Employee’s possession, custody or control, including, but not limited to, all ID Systems equipment, samples, laptop computers, personal digital assistants, cell phones, pass codes, keys, swipe cards, documents or other materials that Employee received, prepared, or helped prepare.  Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of ID Systems’ documents.

10.           Construction of Agreement.  In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.  This Agreement and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey, without reference to choice of law rules.  ID Systems and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey.  ID SYSTEMS AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11.           Acknowledgments.  ID Systems and Employee acknowledge and agree that:

(A)  By entering into this Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Agreement to ID Systems;

(B)  This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  Accordingly, nothing in this Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

(D)   Nothing in this Agreement shall preclude Employee from: exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) ID Systems’s pension plan or 401(k) plan, if applicable.

12.           Opportunity For Review.

(A)           Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement; (x) understands that if Employee does not sign and return this Agreement to ID Systems within 21 days of his receipt, ID Systems shall have no obligation to enter into this Agreement, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered; and (xi) this Agreement is valid, binding and enforceable against the parties to this Agreement in accordance with its terms.

(B)           This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to ID Systems by Employee.  The parties to this Agreement understand and agree that Employee may revoke this Agreement after having executed and delivered it to ID Systems by so advising ID Systems in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to ID Systems.  If Employee revokes this Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the payments and benefits set forth in Section 4 of this Agreement, and the Separation Date shall be unaltered.

Agreed to and accepted on this ____ day of ________, 20__.

Witness:	EMPLOYEE:

Name:

Agreed to and accepted on this ____ day of ________, 20__.

ID SYSTEMS, INC.

Name:
Title:

EXHIBIT B
FORM OF COVENANTS AGREEMENT

I.D. SYSTEMS, INC.

Confidentiality, Assignment of Contributions and
Inventions, Non-Competition, and Non-Solicitation Agreement

Background.  I am a paid employee of I.D. Systems, Inc., a Delaware corporation (the “Company”).  I am executing this Agreement in consideration of my continued employment with the Company and the severance agreement effective as of June 29, 2009, the restricted stock award granted pursuant to the restricted stock award agreement dated as of June 29, 2009, the restricted stock unit award granted pursuant to the restricted stock unit award agreement dated as of June 29, 2009 and the stock option grant pursuant to the stock option grant agreement with a grant date of June 29, 2009.

1.  Confidentiality.  While working for the Company, I may have previously developed or acquired, or may in the future develop or acquire, knowledge in my work or from my colleagues or otherwise of Confidential Information relating to the Company, its business, potential business or that of its customers or its or their respective affiliates.  “Confidential Information” includes information concerning the identity of customers or their requirements or key contacts within the customer’s organization, suppliers, distributors, software programs, demonstration programs, routines, algorithms, computer systems, plans, strategies, research, formulations, processes, production methods and sources, products and specifications, equipment manufacturing and other techniques, designs, know-how, show how, trade secrets, inventions, improvements, discoveries, concepts, methodology, formulas, drawings, maps, manuals, models, specifications, records, files, memoranda, notes, reports, files, correspondence, financial and sales data, pricing lists or terms, trading terms, training materials and methods, marketing, distribution, and merchandising techniques and strategies, evaluations, opinions and interpretations, together with all other writings or materials of any type embodying any of the foregoing and any and all other technical, operating, financial, and business information or materials relating to the Company, its customers or its or their respective affiliates, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary, or the like, regardless of whether created by me, others or both.  Confidential Information does not include information that is or becomes public domain without fault on my part.  I will have the burden of proof with respect to the exclusion of any information from the definition of “Confidential Information.”

With respect to Confidential Information of the Company, its customers and its or their respective affiliates, I agree that:

(a)  The Confidential Information is and will continue to be the sole and exclusive property of the Company;

(b)  Except as required under applicable law or pursuant to any judicial process or administrative proceeding with subpoena powers, I will use the Confidential Information only in the performance of my duties for the Company.  I will not use the Confidential Information at any time (during or after my employment with the Company or any of its affiliates) for my personal benefit, for the benefit of any other Person or in any manner adverse to the interests of the Company, its customers or its or their respective affiliates;

(c)  Except as required under applicable law or pursuant to any judicial process or administrative proceeding with subpoena powers, I will not disclose the Confidential Information at any time (during or after my employment with the Company or any of its affiliates) except to authorized Company personnel, unless the Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (without fault on my part);

(d)  I will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

(e)  Except as required under applicable law or pursuant to any judicial process or administrative proceeding with subpoena powers, I will execute and abide by all confidentiality agreements that the Company reasonably requests me to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate or an actual or a potential customer or supplier thereof;

(f)  I will return all materials containing or relating to Confidential Information, together with all other Company or customer property, to the Company when my employment with the Company or any of its affiliates terminates (either voluntary or involuntary) or upon the Company’s earlier request.  I shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of the Company, its customers or its or their respective affiliates; and

(g)  Upon any termination of my employment with the Company, I will acknowledge to the Company, in writing and under oath, in the form attached hereto as Exhibit A that I have complied with this Agreement.

As used herein, the term “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or department, agency or subdivision of the government entity.

For purposes of clauses (b), (c) and (e), in the event of any required disclosure, I will promptly notify the Company and reasonably cooperate and assist the Company in resisting such disclosure in the event it chooses to do so.

2.  Contributions and Inventions. While employed by the Company, I may make Contributions and Inventions deemed by the Company to have value to it.  The terms “Contributions” and “Inventions” are understood to include all information, ideas, concepts, technology, improvements, discoveries, formulae, inventions, creations, discoveries, techniques, designs, methods, trade secrets, technical specifications and data, works, modifications, processes, know-how, show-how, concepts, expressions, improvements, works of authorship (including computer programs), ideas and other developments, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development and whether or not I have made them alone or with others, together with any and all rights to U.S. or foreign applications for patents, inventor’s certifications or other industrial rights that may be filed thereon, including divisions, continuations-in-part, reissues and/or extensions thereof.

This Agreement covers Contributions and Inventions of any kind that are conceived or made by me, alone or with others, while I am employed by the Company, regardless of whether they are conceived or made during regular working hours or at my place of work (whether located at the Company, customer facilities, at home or elsewhere) and that (i) relate to the Company’s business or potential business or that of its affiliates, (ii) result from tasks assigned to me by the Company, or (iii) are conceived or made with the use of the Company’s time, facilities, resources, or materials.  With respect to Contributions or Inventions covered by this Agreement, I agree that:

(a)  I will disclose them promptly to the Company.  I will not disclose them to anyone other than authorized Company personnel;

(b)  They will belong solely to the Company from conception as “works made for hire” (as that term is used under U.S. copyright law) or otherwise. To the extent that title to any such Contributions and Inventions do not, by operation of law, vest in the Company, I hereby irrevocably assign to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks, and copyrights, that I may have or may acquire in and to all such Contributions and Inventions, benefits and/or rights resulting therefrom, and agree to promptly execute any further specific assignments related to such Contributions or Inventions, benefits and/or rights at the request of the Company.  If the Company wants more specific or formal evidence of this, I will sign written documents of assignment at the Company’s request.  I also hereby assign to the Company, or waive if not assignable, all “moral rights” in and to any Contributions and Inventions and agree promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company; and

(c)  I will, at any time, either during the time I am employed by the Company or thereafter, assist the Company in obtaining and maintaining patent, copyright, trademark, mask works and other protection for them, in all countries and territories, at the Company’s expense.  In the event that the Company is unable to secure my signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Contribution or an Invention, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by me.

(d)  Any Contributions or Inventions relating to the business of the Company and disclosed to the Company within 6 months following the termination of my employment shall be deemed to fall within the provisions of this Section 2.  The “business of the Company’ as used in this Section 2 includes the actual business conducted by the Company or any of its affiliates at any time during my employment with the Company, as well as any business in which the Company or any of its affiliates, at any time during my employment with the Company, proposes or proposes to engage.

3.  Obligations to Prior Employers or Others.  I do not have any non-disclosure, non-compete, non-solicitation or other obligations to any previous employer or other Person that would prohibit, limit, conflict or interfere with my obligations under this Agreement or the performance of my duties for the Company.  I will not disclose to the Company or its customers or induce the Company or its customers to use any secret or confidential information or material belonging to others, including my former employers, if any.

4.  Excluded Information.  A complete list, by non-confidential descriptive title of all Contributions, Inventions, ideas, reports or other creative works, if any, made or conceived by me prior to my employment by the Company and intended to be excluded from this Agreement, is attached as Exhibit B.  I shall not assert any rights under any Contributions, Inventions, ideas, reports or other creative works as having been made or acquired by me prior to my being employed by the Company, unless such Contributions, Inventions, ideas, reports or other creative works are identified on Exhibit B.  If, after the date of this Agreement, I believe that any Contribution or Invention is excluded from this Agreement, I agree to obtain written authorization from the Company, prior to applying for any patent on the Contribution or Invention, and prior to taking any steps to commercially exploit the Contribution or Invention.

5.  Covenant Against Competition and Solicitation.

(a)  I acknowledge and understand that, in view of my position as an employee of the Company, I may have previously been afforded, or in the future may be afforded, access to the Company’s Confidential Information and that of its affiliates.  I therefore agree that during the course of my employment with the Company or any of its affiliates and for a period of 12 months after termination of my employment with the Company and all of its affiliates (for any reason or no reason) (the “Restricted Period”), I will not, anywhere within the United States of America or any other country or territory in which the Company or its affiliates conducts business, either directly or indirectly, whether alone or as an employee, employer, consultant, independent contractor, agent, principal, partner, joint venturer, stockholder, member, officer, director or otherwise of any company or other business enterprise, or in any other individual or representative capacity, engage in, assist in, participate in, or otherwise be connected to or benefit from any Competitive Business.  As used in this Agreement, “Competitive Business” shall mean any individual, entity, or business enterprise that is engaged in or is seeking to engage in: (i) the development, design, manufacture, marketing, sale and/or distribution of tracking and monitoring products; or  (ii) the development, design, manufacture, marketing, sale and/or distribution of any products that are directly competitive with products that (a) represent at least 10% of the Company’s consolidated product revenues, (b) were first sold or distributed by the Company or any of its affiliates during the preceding 12-month period, or (c) are being developed, produced, marketed and/or distributed by the Company or any of its affiliates and are scheduled to be first sold or distributed by the Company within a 12-month period; provided, however, that for purposes of this definition, a business shall be a “Competitive Business,” as it applies during the 12 month period after termination of my employment only if the Company is engaged or is actively seeking to engage in that business on the date of my termination of employment with the Company or was engaged or actively seeking to engage in that business at any time during the preceding 12 months.

(b)  During the Restricted Period, I will not, without the express prior written consent of the Company, directly or indirectly:  (i) solicit, induce, or assist any third person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or cease performing services as an independent contractor, consultant or agent of the Company or any of its affiliates; (ii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within the 12 months prior to the attempted hiring) an employee of the Company or any of its affiliates; or (iii) contact, communicate, solicit, or transact any business with or assist any third party in contacting, communicating, soliciting, or transacting any business with any Person that is or was (at any time within 12 months prior to the contact, communication, solicitation, or transaction) a customer, distributor or supplier of the Company or its affiliates (or Person who, at any time during the 12 months prior to the contact, communication, solicitation, or transaction, the Company or its affiliates contacted, communicated with or solicited for the purposes of becoming a customer, distributor, or supplier of the Company or its affiliates and I was in any way involved or otherwise had knowledge of or reasonably should have had knowledge of such contact, communication, or solicitation) for the purposes of inducing such customer, distributor, or supplier or potential customer, distributor, or supplier to be connected to or benefit from any business competitive with that of the Company or its affiliates or terminate its or their business relationship with the Company or its affiliates.

6.  Non-Disparagement.  I will not at any time (during or after my employment with the Company) disparage the reputation of the Company, its affiliates, or any of its or their respective officers and directors.

7.  Interpretation and Scope of this Agreement.

(a)          In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable.  It is the intention of the parties to this Agreement that the covenants and restrictions in this Agreement be given the broadest interpretation permitted by law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.  The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions.  If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

(b)          I acknowledge that the restrictions on the activities in which I may engage that are set forth in this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the legitimate business interests of the Company and shall survive the termination of my employment.  I understand that the Company’s business is global and, accordingly, the restrictions cannot be limited to any particular geographic area.  I further acknowledge that the restrictions contained in this Agreement will not prevent me from earning a livelihood during the applicable period of restriction.

(c)          I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement, including, without limitation, the provisions of Sections 1, 2, 5 or 6 hereof, the Company would suffer irreparable harm and damages would be an inadequate remedy.  Accordingly, I acknowledge that, in the event of any breach or threatened breach by me of any of the provisions of this Agreement, the Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being required to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity.  In addition (and not instead of those rights), I further covenant that I shall be responsible for payment of the reasonable fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) in which the Company prevails, arising directly or indirectly out of my violation or threatened violation of any of the provisions of this Agreement.  If the Company does not prevail in any suit, arbitration, mediation, action or other proceeding arising directly or indirectly out of my purported violation of any of the provisions of this Agreement, the Company shall be responsible for payment of the reasonable fees and expenses of attorneys and experts that I incur, as well as my court costs, pertaining to any such suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto).

(d)          This Agreement shall be binding upon me, my heirs, assigns and personal representatives and shall inure to the benefit of the Company, its affiliates and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets).

(e)          This Agreement shall constitute the entire agreement between Company and myself with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between us with respect to such matters.

(f)          I acknowledge that my employment with the Company is “at-will.”  I understand that nothing contained in this Agreement shall give me a right to continue in the employ of the Company, and the right to terminate my employment with the Company, at any time, with or without cause, is specifically reserved to the Company.  I also understand that I may resign from employment with the Company at any time in my discretion.

(g)          Any and all actions or controversies arising out of this Agreement, Employee’s employment by the Company or termination therefrom, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof.

I represent and warrant that:  (a) I have read this Agreement; (b) I understand all the terms and conditions hereof; (c) I have entered into this Agreement of my own free will and volition; (d) I have been advised by the Company to seek and have, to the extent I have deemed necessary, received the advice of counsel of any own selection; and (e) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for my continued employment with the Company and the severance agreement effective as of June 29, 2009, the restricted stock award granted pursuant to the restricted stock award agreement dated as of June 29, 2009, the restricted stock unit award granted pursuant to the restricted stock unit award agreement dated as of June 29, 2009 and the stock option grant pursuant to the stock option grant agreement with a grant date of June 29, 2009.

Date: 9/22/09	/s/ Ken Ehrman
Name: Ken Ehrman

Accepted:

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis

EXHIBIT A

STATE OF NEW JERSEY
COUNTY OF _________________

The undersigned, being duly sworn, does hereby certify that he/she has complied with, and will continue to comply with, for the applicable period set forth therein, all of the terms of the Confidentiality, Assignment of Contributions and Inventions, Non Competition and Non-Solicitation Agreement dated _______ __, 200_ by the Undersigned in favor of I.D. Systems, Inc. (the “Company”).  I have returned all Company property and all materials relating to or containing Confidential Information to the Company and I have not retained any copies or reproductions of any correspondence, memoranda, reports, notebooks, drawings, photographs or other documents or materials relating to the affairs of the Company, its customers and its or their affiliates.

Name:

Sworn and Subscribed to
before me this ____ day of
______________, ______

_________________________________

EXHIBIT B

Excluded Information
(See Section 4.  If None, type “NONE”)

NONE